Exhibit 3.118

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH

BUREAU OF COMMERCIAL SERVICES

Date Filed: March 08, 2006

Administrator

BUREAU OF COMMERCIAL SERVICES

Name Corporation Service Company Foreign Filing

Address 2711 Centerville Rd.

City Wilmington, DE 19808

Document will be returned to the name and address you enter above.

If left blank document will be mailed to the registered office.

ARTICLES OF ORGANIZATION

For use by Domestic Limited Liability Companies

B 89-81E

Pursuant to the provisions of Act 23, Public Acts of 1993, the undersigned execute the following Articles:

Article I

The name of the limited liability company is: Burlington Coat Factory of Michigan, LLC

Article II

The purpose or purposes for which the limited liability company is formed is to engage in any activity within the purposes for which a limited liability company may be formed under the Limited Liability Company Act of Michigan.

Article III

The duration of the limited liability company is perpetual.

Article IV

1. The street address of the location of the registered office is:

601 Abbott Road East Lansing, Michigan 48823

2. The mailing address of the registered office if different than above:

3. The name of the resident agent at the registered office is: CSC-Lawyers Incorporating Service (Company)

Signed this 6th day of March 2006

By	/s/ Cindy Rashed Reilly
Organizer